Exhibit 23.4
Consent of Blue, Johnson & Associates, Inc.
To Whom it May Concern:
We hereby consent to the use of our Nitrogen Price Report as of 3/31/07, as properly attributed to us, in connection with your preparation of price projections for the valuation of the managing general partner of CVR Partners, LP and to the reference to Blue, Johnson & Associates in the registration statement on Form S-1 of CVR Energy under the heading “The Nitrogen Fertilizer Limited Partnership—Formation Transactions.”
Submitted by:
/s/ Thomas A. Blue
Thomas A. Blue

President
Blue, Johnson & Associates, Inc.
6101 Marble NE, Suite 8
Albuquerque NM 87110
Tel 505-254-2157
Fax 505-254-2159
blueabq@qest.net
June 29, 2007